EXHIBIT 2

April 25, 2011

Mr. Joseph Bouffard, President & CEO
BCSB Bancorp, Inc.
4111 East Joppa Road
Suite 300
Baltimore, MD  21236

Dear Joe:

As the largest shareholder in BCSB Bancorp, Inc. (the Company), the PL Capital Group is keenly interested in the success of the Company and its wholly-owned subsidiary, Baltimore County Savings Bank (the Bank).  With the recent passing of the Company’s three-year anniversary since its “second step” capital raise, we are also keenly interested in which strategic option the Board of Directors of the Company will focus on for the Company and its future.

In recent conversations you have indicated that the Board and senior management are fully aware of the Company’s strategic options, as well as the Company’s operational and financial limitations.  One of the most important limitations is the Company’s historic (and likely prospective) inability to generate sufficient returns on shareholders’ equity, which raises the question in our minds of whether the Company has “earned the right” to remain independent.

During our most recent conversation, we discussed the issue of board seats for PL Capital, and the pros and cons of having us run a proxy contest at the next Annual Meeting.  You felt that it was unnecessary for us to run for board seats because the board was fully aware of its options without our involvement, and a proxy contest would be expensive and distracting.  We agree that a proxy contest would be time consuming, expensive and distracting for us and the Company, but without Board representation we do not believe we can be properly assured that the Board is acting to serve the best interests of the Company and all of its shareholders.

Therefore, we suggested that a reasonable and cost effective compromise for the Company would be to simply add PL Capital principal Richard Lashley to the Board now, prior to the Annual Meeting, via an expansion of the Board.  This would save significant cost, time and effort, and no existing board member(s) would lose their seat.  Unfortunately, your opinion was that the Board had previously discussed such a possibility and was opposed to it, which we were disappointed and surprised to hear, given your claim that the Board is in sync with our desire and the desire of your other shareholders to maximize shareholder value.

We still believe that adding Mr. Lashley as a Board member will help ensure that the best interests of the Company and its shareholders are being met.  So, this letter serves as our formal request to expand the Board of Directors of the Company and the Bank by one, and add Richard Lashley to fill those additional seats, effective as soon as practical.  Please note that this is not a recommendation for the Board Nominating Committee to consider Mr. Lashley as a Company supported nominee at the next Annual Meeting.

If our request for immediate representation for Mr. Lashley is denied, we will likely be forced to submit formal nominations for one or more board candidates in conjunction with the next Annual Meeting, in accordance with the nomination procedures contained in the Company’s by-laws, and in opposition to the Company’s nominees.  We hope the Board does not choose that outcome.

Mr. Lashley has significant experience in the banking industry and as a board member, as noted in the attached resume.  He would be a valuable addition to the board.  Please provide a copy of this letter to each member of the board.  We would be pleased to meet with the Board at their convenience to discuss this further.  Please call us at any time to discuss this further.

Regards,

/s/ John Palmer	/s/ Richard Lashley
John Palmer	Richard Lashley
Principal	Principal

cc: Board of Directors c/o Mr. David Meadows, Corporate Secretary

RICHARD LASHLEY

PL Capital, LLC
466 Southern Blvd.
Chatham, NJ   07928
(973) 360-1666
(973) 360-1720 (fax)
RLashley@PLCapitalLLC.com

PRINCIPAL
PL CAPITAL, LLC; PL CAPITAL ADVISORS LLC; GOODBODY/PL CAPITAL LLC
1996-Present
Co-founder and co-owner of this investment management and investment banking boutique which specializes in the banking industry.  PL Capital manages separate accounts and the following LPs and companies:

FINANCIAL EDGE FUND, LP	1996-Present
FINANCIAL EDGE-STRATEGIC FUND, LP	1998 to Present
GOODBODY/PL CAPITAL, LP	2000 to Present
PL CAPITAL/FOCUSED FUND LP	2003 to Present

BOARD OF DIRECTORS (current and former):

STATE BANCORP, INC. and State Bank of Long Island
Jericho, NY
2009-Present	Current member of the board of this $1.7 billion in assets publicly traded commercial bank based on Long Island, NY.

COMMUNITY FSB HOLDING CO. and Community Federal Savings Bank
Woodhaven, NY
2008-Present	Current member of the board of this privately held savings and loan based in Queens, NY.

CENTRAL BANCORP, INC. and Central Co-operative Bank
Somerville, MA
2003-2004	Former member of the board of this publicly traded $500 million in assets thrift holding company based in Boston.

HAVEN BANCORP, INC. and CFS Bank
Westbury, NY
2000-2001	Former Member of Board of Directors of this publicly traded $3 billion asset thrift holding company and thrift subsidiary in NY.

SECURITY FINANCIAL BANCORP, INC. and Security Federal Bank & Trust
St. John, IN
2000-2003	Former Member of Board of Directors of this publicly traded $200 million asset thrift holding company and thrift subsidiary in NW Indiana.

FRANKLIN BANCORP, INC. and Franklin Bank, NA
Southfield, MI
2001-2004	Former Member of Board of Directors of this publicly traded $600 million asset bank holding company and national bank subsidiary in suburban Detroit. (Chairman, Audit Committee)
************

MANAGING MEMBER
BUREAUS/PL PORTFOLIO LLC
Evanston, IL
1998-2001	Former Managing Member of this special purpose entity dedicated to the purchase and collection of non-performing credit card receivables from major credit card issuers such as First USA and others.

ADVISORY BOARD MEMBER
CLEVER IDEAS-LeCARD, INC.
Chicago, IL
1997-2007
Former Advisory Board member of this privately held specialty finance and marketing company, a national leader specializing in the restaurant industry.  LeCard provides financing to restaurants and discounts to consumers through an exclusive relationship with Citicorp Diners Club and other proprietary methods.

DIRECTOR
FINANCIAL SERVICES-CORPORATE FINANCE GROUP
KPMG PEAT MARWICK LLP
New York, NY
1993-1996	Delivered merger and acquisition and related financial advisory services to banks, thrifts and other financial services companies nationwide.

SENIOR MANAGER
FINANCIAL SERVICES GROUP
KPMG PEAT MARWICK LLP
NY/NJ Metro Area
1984-1993	Delivered professional accounting and auditing services to banks, thrifts and financial services companies in the NY/NJ metro area.

ASST. TO THE NATIONAL DIRECTOR
NATIONAL THRIFT PRACTICE
KPMG PEAT MARWICK LLP
Short Hills, NJ
1991-1993
Responsible for monitoring accounting, auditing, regulatory and industry issues relating to the thrift industry for purposes of providing technical support to KPMG’s entire thrift audit practice nationwide.

ASST. TO THE CHAIRMAN
AICPA SAVINGS INSTITUTIONS COMMITTEE
Washington, DC
1992-1993
Served as Assistant to the Chairman of the AICPA committee dedicated to the thrift industry during a period of tremendous changes in the thrift industry and resultant pressures on external and internal accountants and auditors.  Worked closely with full time staff of the AICPA, OTS, RTC, FDIC and SEC in drafting technical accounting and auditing literature and monitoring industry developments.

REPRESENTATIVE ACCOMPLISHMENTS AND EXPERIENCE

•	Co-manager of several leading investment partnerships dedicated to the bank/thrift industry
•	Financial advisor in over $750 million of bank and thrift mergers since forming PL Capital
•	Financial advisor in over $1.0 billion of bank and thrift mergers
•	Key member of KPMG’s bank/thrift corporate finance advisory group; in last full year (1995) there the group was in top ten of financial advisors for banks/thrifts nationwide

•	Extensive experience and relationships with thrift industry CEO’s and CFO’s, attorneys, research analysts, investment bankers, accountants, regulators, appraisers and investors
•	Extensive experience with and knowledge of numerous thrifts/banks nationwide
•	CPA (status inactive) with specialized bank/thrift industry, public accounting and auditing expertise
•	Significant experience serving on bank/thrift boards of directors and board committees
•	Meets criteria as designated “financial expert” under Sarbanes Oxley

NON-PROFIT ACTIVITIES:

•	Member, Rutgers School of Business Advisory Board, Finance
•	Chairman, Oswego State University School of Business Capital Campaign (2003)

EDUCATION:	MBA-Accounting	Rutgers University, 1984
	BS-Business Administration	Oswego State University (NY), 1980

PROFESSIONAL CERTIFICATION:  CPA, New Jersey (status inactive)